Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 13, 2016, with respect to the statements of revenues and direct operating expenses of the Concho Properties Working Interest for the years ended December 31, 2015 and 2014, which were included in the Current Report on Form 8-K dated October 13, 2016, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

June 4, 2018